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OSI SYSTEMS, INC.
EXHIBIT 11.1
STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


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                                                             YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                           JUNE 30, 1993  JUNE 30, 1994  JUNE 30, 1995  JUNE 30, 1996  JUNE 30, 1997
                                                           -------------  -------------  -------------  -------------  -------------

Weighted Average Common Shares Outstanding                     1,676,063      1,680,750      1,780,125      1,852,219      1,912,408

Weighted Average Preferred Shares Outstanding                  1,738,125      1,738,125      1,778,125      1,938,125      2,098,125

Effect of Subordinated Debt                                      357,100        488,421        303,139         40,000

Effect of Preferred Shares Issued within 12 months of
     initial public offering, treasury stock method            1,793,684      1,793,684      1,793,684      1,793,684      1,793,684

Acquisition of Minority Interests                                206,610        206,610        206,610        206,610        206,610

Effect of Stock Options:
-----------------------

Granted within 12 months of initial public offering,
     treasury stock method                                       207,460        207,460        207,460        207,460        207,460

Remaining options, treasury stock method                         160,387        134,624        103,758         96,571         45,676

                                                              ----------     ----------     ----------     ----------     ----------
Weighted Average Shares                                        6,139,429      6,249,674      6,172,901      6,134,669      6,263,963
                                                              ==========     ==========     ==========     ==========     ==========

Historic Net Income                                           $  659,000     $  787,000     $1,158,000     $2,259,000     $4,177,000

Interest on Subordinated Debt, Net of Income Taxes               161,000        246,000        216,000        166,000         92,000

Minority Interest in Net Loss of Subsidiaries                     (6,000)       (38,000)       (17,000)      (117,000)     -
                                                              ----------     ----------     ----------     ----------     ----------
Net Income Available to Common Shareholders                   $  814,000     $  995,000     $1,357,000     $2,308,000     $4,269,000
                                                              ==========     ==========     ==========     ==========     ==========

Net Income Per Share                                          $     0.13     $     0.16     $     0.22     $     0.38     $     0.68
                                                              ==========     ==========     ==========     ==========     ==========
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